Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151360 on Form S-8 of Ben Franklin Financial, Inc. of our report dated March 30, 2010 with respect to the consolidated financial statements of Ben Franklin Financial, Inc., which appears in the Annual Report on Form 10-K of Ben Franklin Financial, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Oak Brook, Illinois

March 30, 2010